EXHIBIT 5.1

July 28, 2008

National Technical Systems, Inc.
24007 Ventura Boulevard
Calabasas, CA 91302

          Re: Registration Statement on Form S-3

Ladies and Gentlemen:

          You have requested our opinion with respect to certain matters in connection with the filing by National Technical Systems, Inc., a California corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related preliminary prospectus filed with the Registration Statement (the “Prospectus”) covering the registration of 358,714 shares (the “Shares”) of the Company’s common stock, no par value per share, on behalf of the selling shareholders named therein (the “Selling Shareholders”). The Shares were issued to the Selling Shareholders pursuant to that certain Agreement and Plan of Merger, dated as of June 6, 2008 (the “Merger Agreement”), among the Company and the other parties thereto.

          This opinion letter (the “Opinion”) is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

          In connection with this Opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, the Merger Agreement, and the originals or copies certified to our satisfaction of other such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

          We have assumed for purposes of this Opinion, with your approval and without independent inquiry, the genuineness of all signatures (except those of the Company), the legal capacity of all signatories (other than by or on behalf of the Company), and the conformity with the original documents of all documents submitted to us as copies. We have also assumed that the specimen stock certificate submitted to us conforms to each of the stock certificates representing the Shares (collectively, the “Share Certificates”), and that such Share Certificates have been properly executed and delivered in accordance with the Company’s Articles of Incorporation and Bylaws and the General Corporation Law of the State of California.

          On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

July 28‚ 2008

          We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

          This opinion is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Merger Agreement, or any of the transactions that may be related thereto or contemplated thereby.

          Respectfully submitted,

          SHEPPARD, MULLIN, RICHTER & HAMPTON LLP